EXHIBIT 5.1
February 17, 2017

Arista Networks, Inc.
5453 Great America Parkway
Santa Clara, California 95054

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by Arista Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 708,111 shares (the “Shares”) of your common stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan (the “ESPP”) and an aggregate of 2,124,333 shares of your Common Stock reserved for issuance pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”, and with the ESPP, the “Plans” and which shares of Common Stock are collectively referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.